FIRST AMENDMENT TO
  NO-LOAD FUND SERVICES AGREEMENT

THIS AMENDMENT, effective as of March 1, 2017, by and between Ultimus Fund Distributors, LLC (the “Distributor”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), is made to that certain No-Load Fund Services Agreement, dated March 11, 2011 by and between the Distributor and Merrill Lynch (the “Agreement”). Capitalized terms used herein but not otherwise defined shall have their respective meanings as set forth in the Agreement.

WITNESSETH:

WHEREAS, the parties wish to assign the Agreement from the Distributor as the signing party to C&O Funds Advisors, Inc. (the “Advisor”).

WHEREAS, the parties wish to amend Section 12 of the Agreement, regarding the invoicing for services that shall be sent by Merrill Lynch.

WHEREAS, the parties wish to amend Schedule A of the Agreement.

NOW, THEREFORE, in consideration of the forgoing premises and mutual covenants, agreements and promises contained in this Amendment, the parties hereto, intending to be legally bound, agree as follows:

1.          The Distributor hereby assigns this Agreement to the Advisor and further transfers, conveys and delegates to the Advisor all of the Distributor’s rights and obligations under the Agreement.

2.          Section 12 of the Agreement is hereby deleted in its entirety and replaced with the following:

We will invoice you for the Services provided hereunder, and you shall pay, or cause the Funds to pay such invoiced amounts, which invoices will be calculated by us in accordance with Schedule A hereto.  Such payments shall be made by you (or will be caused by you to be paid) to Merrill Lynch promptly upon receipt of the invoice therefore by Federal funds wire to the account specified by Merrill Lynch.  Schedule A may be separately amended by the parties hereto from time to time consistent with the provisions of paragraph 22 hereof.

3.          Schedule A is hereby deleted and replaced with the Amended Schedule A attached hereto.

4.          Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

5.          Governing Law.  This Amendment shall be governed by the laws of the State of New York as if this Agreement were executed and performed entirely within the State of New York.

6.          Counterparts.  This Amendment may be executed in counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers, effective as of the date set forth above.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED		ULTIMUS FUNDS DISTRIBUTORS, LLC

By :		By :
Sandra L. Bolton
	Managing Director,	Name:
Managed Solutions Group
Title:

C&O FUND ADVISORS, INC.

By :

Name:

Title:
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SCHEDULE A

Pursuant to the Agreement between the parties hereto, you agree to pay Merrill Lynch for providing Services for Fund shares held in Customer Accounts:

1.
An annual fee in respect of all Fund shares held in Customer Accounts (excluding (A) (i) Customer Accounts for which a Customer has granted to an investment adviser, that is not an affiliated person of Merrill Lynch, the authority to exercise investment discretion (as such term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934), and (ii) Customer Accounts associated with Introducing Firms (collectively, the Customer Accounts in sub-clauses (i) and (ii) are referred to as “Broadcort Accounts”), and (B) Customer Accounts associated with Merrill Lynch’s proprietary online, self-directed brokerage service (“Merrill Edge Accounts”)), at any time during the calendar year, of an amount equal to 0.10% (ten basis points) annually of the average daily net asset value of such Fund shares; and

2.
An annual fee in respect of all Fund shares held in Broadcort Accounts and Merrill Edge Accounts, at any time during the calendar year, of an amount equal to 0.10% (ten basis points) annually of the average daily net asset value of such Fund shares.

Such fee will be invoiced monthly as a pro-rata portion of the annual fee.  In addition to the fee set forth above you agree to pay, or cause to be paid, to Merrill Lynch amounts due pursuant to paragraph 5 of this Agreement and paragraph 4 of Exhibit 2 of this Agreement.

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